UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 4, 2018

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36445	01-0801232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 Executive Blvd Elmsford, New York	10523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 4, 2018, Jona Zumeris, Vice President of Technology and member of the board of directors of NanoVibronix, Inc. (the “Company”) and the Company’s subsidiary, submitted his resignation as a member of the board of directors and all positions from the Company and the Company’s subsidiary, effective as of July 4, 2018. Dr. Zumeris’s resignation was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, or any other matter.

On July 4, 2018, the Company and Dr. Zumeris and his wife, Janina (Ina) Zumeris entered into a Separation and Release Agreement (the “Separation Agreement”), providing that Dr. Zumeris shall resign from all positions at the Company and the Company’s subsidiary, effective as of the execution of the Separation Agreement and that Dr. Zumeris and Janina Zumeris will cooperate with the Company and its officers on meeting certain technical and administrative milestones during the transition period ending 60 days following the date of the Separation Agreement (the “Termination Date”). If Dr. Zumeris and Janina Zumeris have met such milestones to the satisfaction of the Company and fulfilled other obligations under the Separation Agreement, (i) Dr. Zumeris and Janina Zumeris, will be entitled to receive as consulting payments an aggregate of NIS 65,000 per month for 12 months, commencing 30 days after the Termination Date; (ii) the Company’s management, beginning on November 4, 2018, will use its best efforts to allow the sale of the Company’s securities owned by Dr. Zumeris, provided that such sale would be in compliance with the applicable U.S. securities laws and regulations, and provided further, that, if the Company’s shares of common stock held by Dr. Zumeris had not been sold at a price lower than $4.45 during the fourteen month period from July 4, 2018, and the value of the unsold securities Dr. Zumeris owns plus the value of cash received by Dr. Zumeris from the sale of the Company’s securities during such fourteen month period (the “Aggregate Amount”), in aggregate, is less than $950,000, then the Company will make up the difference between $950,000 and the Aggregate Amount by extending the term of engagement of Dr. Zumeris and Janina Zumeris’s consulting services and paying the consulting payments of NIS 65,000 per month. In addition, if the Company (i) grants a license for the skin rejuvenation technology, then the Company will pay Dr. Zumeris 10% from the payments received by the Company until an aggregate amount of $100,000 has been paid to Dr. Zumeris, (ii) sells the skin rejuvenation technology and/or the rights to such as a standalone product, the Company will pay Dr. Zumeris $100,000 from the proceeds of such sale, or (iii) sells the skin rejuvenation devices, the Company will pay Dr. Zumeris $5 per unit an aggregate amount of $100,000 has been paid to Dr. Zumeris.

In exchange for the consideration described above, Dr. Zumeris and Janina Zumeris agreed that, among other things, subject to the payments described above, Dr. Zumeris and Janina Zumeris will not have in the future any demands or claims for payment of salary or compensation of any kind against the Company. The Separation Agreement contains releases of any and all claims against the Company and restrictive covenants regarding intellectual property, non-disparagement, non-disclosure, non-compete and non-solicitation customary in executive separation agreements.

The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement which is filed as Exhibits 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation and Release Agreement, dated July 4, 2018, between NanoVibronix, Inc. and Jona Zumeris and Janina Zumeris

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoVibronix, Inc.

Date: July 10, 2018	By:	/s/ Stephen Brown
Name: Stephen Brown
Title: Chief Financial Officer